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                                                                   EXHIBIT 10.29

TAEMYUNG CORPORATION
C.P.O. Box 10802
3rd Floor Buum Building
917-1 Bangbae-Dong, Seochoku
Seoul, Korea

Mailing Address:                                     Tel: 02-588-3751
C.P.O. Box 10802                                     Fax: 02-588-1895
Seoul, Korea



To Vibro-Tech Industrie, Inc.                        Sept. 14, 1999
                                                     Ref. no. F9090836
                                                     Page 1 of 3
Attention: B.J. Chong, President

Thanks for your attention to our company.

We would like to introduce Taemyung Corporation and our corporation as follows:

1. Taemyung Corporation was founded in 1986, and its organization is as follows:

a. Civil Engineering Section:

- Sales, Engineering and Installation Services for bridge bearings, expansion joint and seismic devices in cooperation with FIP in Italy.
- Sales and Services for Launching Girder to install PC box on the Piers in cooperation with Paolo De Nicola in Italy, and b. Harbour Equipment
     Section:
- Sales and Services for mobile harrbour crrane in cooperation with Liebherr, Austria
- Sales and Services for RoRo truck/trailer in cooperation with Mafi in Germany and Liftec in Finlang

2. Taemyung Corporation sold approx. US$10-15 million value off eqipment for the above annually, and started sales, engineering and installation of bridge bearings from 1998 after obtained Installation License and registered as a member of Korea Specialty Contractors Association.

Taemyung ssold approx. KRN 5 billion of bridge bearings, only large sized pot bearings, and spherical bearings imported from FIP, expansion joint bought from local manufacurers in this year only.

We have sold the bearings and expansion joints for the following projects:

-Korea Highspeed Highway:                            Dongbu Construction
-Bang Hwa Bridge:                                    Lotte Construction
-Seo Hae Bridge:                                     Daemlin Bridge
-Sikae-Bondeux Highway:                              Hyundai Construction
-Korea Highspeeed Railway:                           Daewoo

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3. As you may know that Korean Government strongly recommended that most of important bridges must use seismic bridges recently, and specially Unison (the largest bearing manufacturer in Korea) strongly advertised to to use LRB system instead of seismic devices to contractors and designers since 1977, and many projects, specially Korea Highway projects, designed with LRB system. We estimate that annual requirement for the LRB in this market is approx. KRN 50 billion, while LRB marketing in Korea is started noww. Current competition for the LRB is as follows:

- Unison: manufacturing at their Korean factory in technical cooperation with DIS in USA
-    Hyunsung: imported from Oilless in Japan
- KR: manufacturing at their Korean shop in technical cooperation with Alga in Italy.

Note: FIP in Italy did not produce LRB devices.

4. We would like to cooperate with you as follows:

a. Firstly, Taemyung will provide you with detailed inquiry, such as size, load, and quantity etc to you and you shall provide detailed design and quotation etc.

b. Your quotation shall be net to Taemyung, as Taemyung shall be responsible to sell the LRB as well as to install the bearings and guarantee etc. to contractors.

c. We expect that the sales of your LRB would face very strong competition due to local manufacturing.

d. After quite volume of our sales of your bearings, we shall consider to receive your design program of Taemyung's design, and your supply of the bearings based on our design etc. e. However, all cooperation method shall be discussed with you in detail after basic agreement with you.

We believe that the above would be satisfactory to your requirement. If there is anything required, please advise.

Sincerely Yours,

/s/ J.Jung
J.Jung, President, Taemyung Corpotation


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VIBRO-TECH INDUSTRIES ,INC.

September 20, 1999

Mr. J. Jung, President                    Fax: 011-02-588-1895
Taemyung Corporation
Seoul, South Korea

Dear Mr. Jung:

Re: Strategic Alliance

Thank you for the introduction of your company as requested.

We are impressed with Taemyung Corporation's achievements and successes in the development of good relationships with foreign companies. You certainly have a long track record working with European companies.

We are also encouraged by the fact that the Korean Government strongly recommends the use of anti-seismic devices for your country's highway and bridge infrastructure. Furthermore, we are encouraged by your company's goal to become a major supplier of anti-seismic devvices.

As you are aware, Vibro-Tech Industries Inc. is the largest manufacturer and marketer of seismic bearings in China with many years of experience in large-scale projects. We have also begun the exports of our products to Japan.

Your proposal for a business cooperation is acceptable to us. Your company will be our designated agent in Korea initially. We request that you kindly provide us with a detailed enquiry of your requirements. We shall quote to you net to Taemyung, FOB Hong Kong. Payment terms will be by Letter of Credit at sight. Further details will be provided to you by our trading subsidiary based in Hong Kong.

You are assured that the prices we quote you will be competitive. More importantly is the fact is the fact that our products meet or exceed International Standards including those of Japan.

Once your company has achieved sufficient sales volume and acceptability, we will then consider other means of co-operation as suggested by you so that we may foster equitable and mutually beneficial relationships between our companies.

We look forward to your detailed enquiry and your productt requirements as stated.

Best regaards,

/s/ Boo Jock Chong, M.Sc.
Boo Jock Chong, M.Sc.
President and CEO